UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    May 24, 2006

GLOBAL MATRECHS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-29204	58-2153309
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

90 Grove Street, Suite 201 Ridgefield, Connecticut	06877
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:    (203) 431-6665

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 24, 2006, we entered into an agreement to amend the terms of the promissory notes issued to McNab LLC and Southridge Partners, LP specified in Exhibit A to the amendment. Under the terms of the amendment, we have modified the conversion price so that the outstanding principal and interest of each note is convertible into shares of our common stock at a price per share equal to 80% of the average of the seven lowest closing market prices of our common stock out of the ten trading days immediately preceding any such conversion. The notes had previously been convertible at a fixed rate of $.03 per share.

In exchange for this modification to the conversion price, (i) the maturity of each of the notes has been extended to December 31, 2008 (each note had previously matured on the second anniversary of its date of issuance), and (ii) the holders of the notes may no longer require redemption of the notes at a 40% premium over the outstanding principal in the event shares of our common stock trade below $.60 for 10 consecutive trading days. Instead, we may now prepay the note at any time at a premium of 20% over the then outstanding principal amount. The amendment to the notes is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

From time to time between May 12, 2006 and May 30, 2006 we issued and sold an aggregate 16,147,726 shares pursuant to our private equity line credit agreement dated January 10, 2006. We received gross cash proceeds of $79,123 in consideration for the sold shares. The shares were sold to the purchaser at a discount of 8% to the market price per share. We are required to pay a placement fee equal to 1% of any proceeds received under the private equity line credit agreements. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act as a sale to an accredited investor not involving any public offering. The resale of the shares is registered under the Securities Act pursuant to a registration statement on Form SB-2 (File no. 333-131106), as amended. We have used or intend to use the proceeds from these issuances for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL MATRECHS, INC.

Date: May 31, 2006	By:	/s/ Michael Sheppard
Michael Sheppard
President, Chief Executive Officer, Chief Operating Officer and Acting Chief Financial Officer

Exhibit Index

Number	Title
10.1	Form of Amendment to Promissory Notes